PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                     FOR FURTHER INFORMATION:

Ryan Hobbs
Director, Investor Relations
1.256.730.2701
ryan.hobbs@intergraph.com

Intergraph to Settle Accelerated Stock Buyback (ASB) in Cash

Cash Settlement of Approximately $72 Million to be Paid on March 24, 2006

HUNTSVILLE, Ala., March 21, 2006 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of Spatial Information Management (SIM) software, today announced the Company has decided to settle the market price adjustment provision for its Accelerated Stock Buyback (ASB) in cash.  Per the ASB agreement, this make-up payment could have been settled in cash or stock, at the election of the Company.  On March 22, 2005, the Company repurchased 5.4 million shares from a financial intermediary in a private transaction.  The shares were repurchased for an upfront payment of approximately $150 million, or $27.74 per share, and were subject to a market price adjustment provision based on the volume weighted average market trading price of $41.06 per share over the period from May 2, 2005 to March 21, 2006.  The total amount of this market price adjustment provision will be approximately $72 million and will be paid by the Company in cash on March 24, 2006.

"Since late 2001, Intergraph has repurchased more than 25 million shares of common stock for approximately $710 million through open market repurchases, a modified Dutch auction tender offer in 2003, and two ASB transactions," said Halsey Wise, Intergraph President & CEO.  "We believe these actions demonstrate our efforts to allocate and deploy capital in ways that enhance shareholder value."

About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software.  Security organizations, businesses and governments in more than 60 countries rely on the Company's spatial technology and services to make better and faster operational decisions.  Intergraph's customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships, and protecting critical infrastructure and millions of people around the world.  For more information, visit www.intergraph.com.